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                                                                    EXHIBIT 10.7

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November 1, 2001                                              UBC File: 11R05319



BY COURIER

Mr. Gary Jenne
MIVI Technologies Inc.
Unit 1, 8765 Ash Street

Vancouver, BC

V6P 6T3

Dear Gary:

Re: Collaborative Research Agreement between MIVI Technologies Inc. (the "Sponsor") and The University of British Columbia (the "Research Organization") dated May 23, 2001 (the "Agreement") - Amendment # 2 - Research of Dr. Tom Troczynski
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We refer to the above noted Agreement and our recent discussion in this matter.
Through mutual agreement, we understand that you wish to extend the Agreement for an additional five (5) months term with an increase in funding in the amount of $28,200.00 (CAD). With this in mind, UBC proposes to amend the Agreement as follows:

AMEND ARTICLE 1.1(c) TO READ:

1.1(c) "Contract Period" shall mean October 1, 2001 through February 28, 2002.

AMEND ARTICLE 4.1 TO READ:

"It is agreed to and understood by all parties that, subject to Article 4.3, the total costs to the Sponsor hereunder shall be $28,200.00CDN. The parties acknowledge that any budget categories that may be set forth in the description of the Project are estimates only and that changes from category to category may be made at the Research Organization's discretion. Invoices shall be issued to the Sponsor by the Research Organization in accordance with the following schedule:

     1)  Upon execution of this Agreement..........................$25,000.00CDN
     2)  Upon receipt of final report...............................$3,200.00CDN

Research Organization reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount within fifteen (15) days after the invoice is issued."

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     UNIVERSITY-INDUSTRY   IRC Room 331                     Tel: (604) 822-8580
     LIAISON OFFICE        2194 Health Sciences Mall        Fax: (604) 822-8589
                           Vancouver, BC, Canada V6T 1Z3    Web: www.uilo.ubc.ca


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APPENDIX A: The Agreement is modified by appending the attached Appendix A(1).
Unless specifically modified in this amendment, wheresoever the Agreement refers to Appendix A, the reference shall be changed to Appendix A(1).

All other terms and conditions will remain the same.

If the foregoing is satisfactory, please have this letter executed on behalf of MIVI Technologies Inc. in the space provided and return a fully executed copy to me at your earliest convenience. In the meantime, if you have any questions, please call me at (604) 822-0362.

Yours truly,



Iris Hnik
Barrister & Solicitor
Contracts Officer
Sponsored Research

IH/dd

cc:  Dr. Tom Troczynski, Department of Metals and Materials Engineering, UBC



Acknowledged and agreed to on behalf of  Acknowledged and agreed to on behalf of
MIVI Technologies Inc. by:               The University of British Columbia by:




---------------------------------------  ---------------------------------------
Name:                                    Name: Angus Livingstone
Title:                                   Title: Managing Director
Date:                                    Date:



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                          PROPOSAL TO MIVI TECHNOLOGIES
                 Term: 5 months (Oct. 1, 2001 - Feb. 28 / 2002)

                      CALCIUM PHOSPHATE COATINGS FOR STENTS
                              PHASE 2 OF THE CRA 1

                                by Tom Troczynski
UBCeram - Ceramics Group at Metals and Materials Engineering of UBC - Sept. 2001

BACKGROUND

         The Phase 1 of this program (within CRA1) has finished Aug. 31, 2001. The general objective of that program was to demonstrate the viability of the sol-gel process to coat thin films of HAp on wires and stent surfaces, and to demonstrate that the coatings do not peel from the surface during placement (deformation) of the stent. We have shown that the methyl alcohol based sol-gel process produces good uniformity (~ 0.5 (mu)m thick) amorphous HAp coatings after heat treatment at 500 degrees C for 10 min. Longer heat treatments resulted in coating crystallization (and likely densification), which made them more sensitive to substrate deformation. Behavior of the coating on deforming substrate (e.g. in terms of adhesion of the coating on the substrate) also depended critically on surface condition of the substrate, i.e. degree of roughness.

         Although several surface preparation techniques were tested, and stents with different surface finish coated, no optimum surface condition was determined. In particular, stents after deoxidation had relatively rough and fragmented surface, whereas after electropolishing the surface was relatively smooth and dense. None of these conditions seems suitable for deposition of optimum HAp coatings. One of the principal objectives of the Phase 2 of the program is to determine the optimum surface preparation of the sent to accept HAp coating, and to retain the coating during the bending-unbending (expansion) deformation accompanying placement of the stent

         The current state-of-the-art sol-gel process to HAp coatings comprises:
(a) hydrolysing a phosphor precursor in an alcohol based medium ; (b) adding a calcium salt dissolved in alcohol to obtain a calcium phosphate precursor sol;
(c) depositing the sol on the substrate, typically through dip coating, and (c) calcining the calcium phosphate coating at 400-500C for 10-30 min.

OBJECTIVES AND TASKS

         The particular objectives of the Phase 2 - CRA1 program are as follows:

         - to determine the optimum surface preparation of the sent to accept HAp coating, and to retain the coating during the expansion / bending deformation accompanying placement of the stent


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         -        to optimize the dip coating processing for minimum damage
                  during expansion of the stent, best surface finish (minimum surface roughness), and uniform thickness. The coating thickness should be sufficient to fill the substrate surface roughness while maintaining a smooth outer surface of the coating

         - to explore alternate methods of coating deposition, such as evaporation

The tasks to reach the above objectives will involve:

         - various surface roughness stents will be produced by MIVI using special electropolishing techniques. The range ~0.5
                  (mu)m to 1.5 (mu)m (peak to valley) of the roughness is tentatively identified as desirable in the first optimization round. Such prepared stents will be delivered to UBC for coating

         - selected rough stents will be additionally etched using best practice established in Phase 1 of the program. The performance of just roughened, and roughened and etched stents will be compared

         - the stents with different surface preparation will be coated with sol-gel HAp according to the best current practice; sol dilution will be further increased to determine the effect on coating uniformity and surface finish

         - the procedures of dip coating will be optimized, including the protocol for removal of excessive sol in the last stage of dip coating

         -        decreased-pressure coating chamber will be designed and built;
                  decreased pressure coating experiments will be conducted to determine its feasibility to achieve uniform coating on internal + external stent surfaces, without the need for dip-coating

         The coatings will be extensively SEM evaluated before and after deformation, for all the coating variants. XRD and FTIR analytical techniques for HAp evaluation may be also used in selected cases. The program findings will be summarized in the final report to be delivered to MIVI by Jan. 15, 2002.

BUDGET

         We will involve in this program one research engineer (Dorna Hakimi, @ $2,375/month) and 50% of one PhD student (M. Keshmiri @ $1,000/month). Additional costs will include the Metals and Materials Eng. Departmental fees for use of all the equipment within the department (shared services scheme, @ $200/month per researcher),


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and M&S costs ($1500, including the low-pressure deposition chamber). All the costs will carry 38% university overhead.

THE  BUDGET ITEMS FOR THE 5-MONTH PHASE 2 OF CRA1 PROGRAM ARE AS FOLLOWS:
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(rounded to the nearest $100)


Student Stipend                                      $  5,000
RE salary                                            $ 11,900
Materials and Supplies                               $  1,500
Shared Services (MMAT)                               $  2,000
Subtotal                                             $ 20,400

University Overheads (38% of subtotal)               $  7,800

TOTAL PROJECT -                                      $ 28,200
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